Exhibit 99.B(i)(2)

July 2, 2021

Boston Trust Walden Funds One Beacon Street Boston, MA 02108

Re: Boston Trust Walden Funds, File Nos. 333-44964 and 811-6526

Ladies and Gentlemen:

A legal opinion that we prepared was filed with Post-Effective Amendment No. 149 to the Registration Statement for Boston Trust Walden Funds (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 174 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

MVW/ps